Exhibit 99.1

Contact:

Jeff Hall, Chief Financial Officer

David Myers, Vice President Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Holding Company Announces Fourth Quarter 2012 Earnings Conference Call

St. Louis January 17, 2013—Express Scripts Holding Company (Nasdaq: ESRX), the largest pharmacy benefit management company in North America, announced today its intention to release its fourth quarter earnings on Monday, February 18, 2013 at approximately 4:00 p.m. Eastern Time (3:00 p.m. Central Time) and will hold its quarterly conference call to discuss fourth quarter results on Tuesday, February 19, 2013, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

This call is being webcast and can be accessed at Express Scripts’ web site at www.express-scripts.com/corporate

Due to the Federal Holiday on Monday, February 18, 2013, the Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission on Tuesday, February 19, 2013. However, in connection with the Company’s earnings release, the content of the Form 10-K (without exhibits) substantially in the form to be filed on Tuesday, February 19, 2013, is expected to be made available to the public on the “Investor Information” section of the Company’s website at approximately 4:00 pm Eastern Time (3:00 p.m. Central Time) on Monday, February 18, 2013 at

www.express-scripts.com/corporate.

About Express Scripts

Express Scripts (NASDAQ: ESRX) manages more than a billion prescriptions each year for tens of millions of patients. On behalf of our clients – employers, health plans, unions and government health programs – we make the use of prescription drugs safer and more affordable. Express Scripts uniquely combines three capabilities – behavioral sciences, clinical specialization and actionable data – to create Health Decision Sciencesm, our innovative approach to help individuals make the best drug choices, pharmacy choices and health choices. Better decisions mean healthier outcomes.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.